UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 6, 2006

ARGONAUT GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-14950	95-4057601
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10101 Reunion Place, Suite 500

San Antonio, Texas 78216

(Address of Principal executive offices, including Zip Code)

(210) 321-8400

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry of a Material Definitive Agreement.

On March 6, 2006, (the “Effective Date”) Argonaut Group, Inc. (the “Company”) entered into a Credit Agreement (the “New Credit Agreement”) with JPMorgan Chase Bank, N.A., as administrative agent, and the other lenders signatory thereto. The New Credit Agreement replaced the Company’s 2004 Credit Agreement, as defined and described in Item 1.02 below. The New Credit Agreement provides for an initial $75 million revolving credit facility, and the commitments thereunder shall expire on the third anniversary of the New Credit Agreement. The borrower shall have the option to seek on up to three occasions an increase in the facility to provide for an additional aggregate amount of availability of up to $50 million. Borrowings by the Company under the New Credit Agreement may be used for general corporate purposes, including working capital and permitted acquisitions.

Revolving loans designated by the Company at the time of borrowing as “ABR Borrowings” that are outstanding under the New Credit Agreement bear interest at a rate per annum equal to the greatest of (a) the Prime Rate (as defined in the New Credit Agreement) in effect on such day, (b) the Base CD Rate (as defined in the New Credit Agreement) in effect on such day plus 1% or (c) the Federal Funds Effective Rate (as defined in the New Credit Agreement) in effect on such day plus  1/2 of 1%. Revolving loans designated by the Company at the time of borrowing as “Eurodollar Borrowings” that are outstanding under the New Credit Agreement bear interest a a rate per annum equal to (x) the LIBO Rate (as defined in the New Credit Agreement) for such Interest Period (as defined in the New Credit Agreement) multiplied by (y) the Statutory Reserve Rate (as defined in the New Credit Agreement). The New Credit Agreement contains representations and warranties and loan covenants customary for bank loan facilities of this nature.

If the Company’s does not maintain an S&P Issuer Credit Rating of at least BBB-, the Company shall provide security by providing a pledge of the capital stock of its direct subsidiaries and certain of its indirect subsidiaries. The New Credit Agreement contains customary events of default. If an event of default occurs and is continuing, the Company might be required immediately to repay all amounts outstanding under the New Credit Agreement. Lenders holding more than 51% of the loans and commitments under the New Credit Agreement may elect to accelerate the maturity of the loans under the New Credit Agreement upon the occurrence and during the continuation of an event of default.

On the Effective Date, no borrowings were outstanding under the New Credit Agreement.

The description of the New Credit Agreement set forth above is qualified in its entirety by the Credit Agreement filed in this Current Report on Form 8-K as Exhibit 4.1 and incorporated herein by reference.

Item 1.02	Termination of a Material Definitive Agreement.

On March 6, 2006, the Company terminated the Amended and Restated Credit Agreement, dated as of September 15, 2004 (the “2004 Credit Agreement”), among the Company, LaSalle Bank National Association, as administrative agent, and the other lenders signatory thereto. The 2004 Credit Agreement was terminated and simultaneously replaced by the New Credit Agreement described under Item 1.01 above. The financial obligations of the Company under the 2004 Credit Agreement have been fully satisfied. There were no material prepayment or early termination premiums or penalties in connection with the termination of the 2004 Credit Agreement.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

4.1	Credit Agreement dated as of March 6, 2006 among Argonaut Group, Inc., The Lenders Party Hereto, JPMorgan Chase Bank, N.A., as administrative agent, and Wachovia Bank, N.A., as Syndication Agent.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 10, 2006

ARGONAUT GROUP, INC.

/s/ Craig S. Comeaux
By:	Craig S. Comeaux
Its:	Secretary